Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-174323 on Form N-1A of our report dated February 28, 2025, relating to the financial statements and financial highlights of Brookfield Next Generation Infrastructure Fund (formerly, Brookfield Global Renewables & Sustainable Infrastructure Fund), appearing in Form N-CSR of Brookfield Next Generation Infrastructure Fund for the year ended December 31, 2024, and to the references to us under the headings "Financial Highlights" in the Prospectus, and "Independent Registered Public Accounting Firm" and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

September 29, 2025